Company Press Release

SUPREME INTERNATIONAL COMPLETES THE PURCHASE OF THE JOHN HENRY AND MANHATTAN BRANDS


TRANSFERS INVENTORY TO PHILLIPS-VAN HEUSEN



MIAMI--(BUSINESS WIRE)--March 31, 1999-- Supreme International Corporation (Nasdaq: SUPI - NEWS) today announced that it has completed its previously announced purchase of the John Henry and Manhattan brands, related assets and dress shirt inventory from the Salant Corporation. As per the recently signed licensing agreement between Supreme International and Phillips-Van Heusen, Supreme International has transferred the dress shirt inventory to Phillips-Van Heusen.

The purchase of the John Henry and Manhattan brands from Salant was facilitated by an amendment to Supreme's existing credit facility. The revolving credit has been increased to $75 million and a $25 million term loan has been added. The credit facility is due to expire on October 1st, 2002. The total value of the transaction amounts to approximately $44 million, of which $17 million relates to the dress shirt inventory which has been transferred to Phillips-Van Heusen. The John Henry brand is distributed in department store chains and the Manhattan brand is distributed to mass merchants.

George Feldenkreis, Chairman and Chief Executive Officer of Supreme International commented, ``We are thrilled that this transaction is now completed. The purchase of the John Henry and Manhattan brands emphasizes Supreme's commitment to the development of a strong brand portfolio, and fits extremely well with our plans in both the international and licensing areas.''

Supreme International designs, imports, and markets men's fashion sportswear under a variety of names including Crossings/registered trademark/, Natural Issue/registered trademark/, Grand Slam/registered trademark/, Penguin Sport(TM), Munsingwear/registered trademark/, Alexander Martin/registered trademark/, Andrew Fezza/registered trademark/, Ping/registered trademark/ and PNB Nation/registered trademark/ among others. Supreme's products are sold to department stores, chain stores, specialty stores, and mass merchants throughout North America and other countries.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Supreme's actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in fashion trends, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


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Contact:


     Supreme International Corporation
     George Feldenkreis
     Chairman & Chief Executive Officer
     305-592-2830

     Investor Relations:
     Shannon Moody/Kiron Bloom
     Press: Michael McMullan
     Morgen-Walke Associates
     212-850-5600